Exhibit 99.1

              WILD OATS MARKETS, INC. NAMES CHIEF FINANCIAL OFFICER

   Bob Dimond Brings Extensive Food Retail Industry Financial Planning and
                      Management Expertise to Wild Oats

     BOULDER, Colo., April 28 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced Robert B. Dimond has been named Senior Vice President and Chief Financial Officer of the Company, effective April 28, 2005. He succeeds Edward Dunlap, who has served in the position since December 2001, and is now Senior Vice President of Operations for Wild Oats.

     Mr. Dimond brings more than 15 years of financial planning and management experience in the food retail industry. Most recently he was Executive Vice President and Chief Financial Officer for Penn Traffic Company, one of the leading food retailers in the eastern U.S. Mr. Dimond has also served as Executive Vice President, Chief Financial Officer and Treasurer for the Nash Finch Company, a Minneapolis-based food retail and distribution company with $4 billion in annual sales. Prior to that, he was Group Vice President and Chief Financial Officer for the Western Region of the Kroger Company, one of the world's largest food retailers. Mr. Dimond earned his Bachelor of Science degree in accounting from the University of Utah and is a Certified Public Accountant.

     "With extensive food retail and financial management experience, Bob is a great addition to the team at a time when the Company is exiting its turnaround and entering a period of growth and expansion," said Perry Odak, President and Chief Executive Officer of Wild Oats. "Additionally, we thank Ed for his contributions as CFO and look forward to his continued leadership over our Company's store operations."

     Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of more than $1 billion, the company currently operates 111 stores in 24 states and British Columbia. The Company's natural food stores include Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

SOURCE  Wild Oats Markets, Inc.
    -0-                             04/28/2005
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com /